Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andy Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Ford Tamer Elected to Teradyne’s Board of Directors

NORTH READING, Mass. – September 28, 2021 – Teradyne, Inc. (NASDAQ:TER) announces the election of Ford Tamer to its Board of Directors effective November 8, 2021. Mr. Tamer was also appointed to the Board’s Audit Committee.

“We are delighted to have Ford join Teradyne’s Board of Directors,” said Paul Tufano, Teradyne Chair of the Board. “He is a veteran of the semiconductor industry whose vast market, technology and leadership experience will make him a valuable addition to the Board as Teradyne looks to expand our industry leading position in both electronic test equipment and advanced industrial automation.”

Mr. Tamer has over 30 years of experience in the technology industry. From 2012 until its acquisition by Marvell Technology in 2021, Mr. Tamer was the CEO of INPHI Corporation, a leading maker of high-speed semiconductors for datacenter applications. Prior to that, he was the CEO of Telegent Systems, and held senior leadership positions at chip makers Broadcom and Agere Systems, which he co-founded.

Mr. Tamer earned his Bachelor of Engineering from the American University of Beirut, and a Master’s and PhD in Engineering from the Massachusetts Institute of Technology.

About Teradyne

Teradyne (NASDAQ:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2020, Teradyne had revenue of $3.1 billion and today employs 5,700 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.